Exhibit 99.1

COMPANY CONTACTS Russell Skibsted SVP & Chief Business Officer	MEDIA CONTACT Susan Neath Porter Novelli Life Sciences 619-849-6007

Paul Arndt Manager, Investor Relations 949-788-6700
SPECTRUM PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2007 FINANCIAL
RESULTS AND REPORTS PROGRESS WITH LATE STAGE DRUGS
•	Approximately $45.5 Million In Cash And Equivalents On Hand As Of March 31, 2007

•	First Quarter Net Cash Used in Operations Was Approximately $5.5 million

•	Satraplatin NDA, Filed February 2007, Was Accepted By FDA on April 16, 2007 Triggering $4 Million Milestone Payable to Spectrum

•	Ozarelix Phase 2b Trial Fully Enrolled Within Approximately 3 Months From Initiation
IRVINE, California — May 2, 2007 — Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today reported financial results for the first quarter ended March 31, 2007.
During the first quarter ended March 31, 2007, Spectrum Pharmaceuticals recorded a net loss of approximately $7.9 million (including approximately $1.3 million non-cash stock-based charges), compared to a net loss of approximately $5.9 million, (including approximately $1.4 million non-cash stock-based charges), in the first quarter ended March 31, 2006. During the quarter ended March 31, 2007, the net cash used in operations was approximately $5.5 million. Compared to the same quarter in 2006, research and development expenses increased approximately $1.3 million due to the expanded scope of our research and development activities, including an increase in the number of personnel in preparation for the commencement of a Phase 3 trial for EOquin®. In addition, general and administrative expenses increased by approximately $1.1 million, primarily due to increased legal expenses related to the arbitration. During the quarter ended March 31, 2007, we recorded $343,000 in revenues representing amounts received under our license agreement for commissions on satraplatin purchased. As of March 31, 2007, we had cash, cash equivalents and marketable securities of approximately $45.5 million. As of April 27, 2007, approximately 25.7 million shares were issued and outstanding.
“Since the beginning of this year, we have made tremendous progress with our late-stage drugs. First a New Drug Application for satraplatin was filed and accepted for priority review, with a target decision date (PDUFA date) of August 15, 2007, by the FDA. Second, the EOquin drug development program received a Special Protocol Assessment from the FDA for the treatment of non-invasive bladder cancer. Finally, we completed target enrollment in the ozarelix Phase 2b trial in BPH,“ stated Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals. “These accomplishments set the stage for the potential approval of satraplatin, which will allow us to receive additional milestone payments and royalties on sales, and for the advancement of ozarelix and EOquin into pivotal Phase 3 trials this year.”
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157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

Recent Highlights and Upcoming Milestones
•	Satraplatin
•	FDA Accepts NDA on April 16, 2007, triggering $4 million milestone payment to Spectrum

•	PDUFA Action Date (decision date by the FDA) set for August 15, 2007
•	Ozarelix
•	Completed enrollment in Phase 2b trial in BPH within approximately three months of initiation

•	Top line data from Phase 2b trial expected in 2H07

•	Enrollment of Phase 3 registration trial for ozarelix in BPH is expected to begin in 4Q07
•	EOquin
•	Obtained Special Protocol Assessment from the FDA for non-invasive bladder cancer

•	Enrollment initiation of Phase 3 registration trial of EOquin in non-invasive bladder cancer
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals acquires, develops and commercializes a diversified portfolio of oncology drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drugs with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and risk-reduced methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize its portfolio of drug candidates, the Company’s promising pipeline, our team’s ability to identify promising drugs and move these drugs through development and toward commercialization, the potential approval of satraplatin, which will allow us to receive additional milestone payments and royalties on sales, the advancement of ozarelix and EOquin into pivotal Phase 3 trials this year, that top line data from the Phase 2b ozarelix trial is expected in 2H07, that enrollment of Phase 3 registration trial for ozarelix in BPH is expected to begin in 4Q07, the enrollment initiation of Phase 3 registration trial of EOquin in non-invasive bladder cancer and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in- license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended March 31,
	2007	2006
Revenues	$343	$—

Operating expenses:
Research and development	5,024	3,723
General and administrative	2,507	1,395
Stock-based charges	1,286	1,388

Total operating expenses	8,817	6,506

Loss from operations	(8,474)	(6,506)
Other income, net	582	631

Net loss before minority interest in consolidated subsidiary	(7,892)	(5,875)
Minority interest in net loss of consolidated subsidiary	—	2

Net loss	$(7,892)	$(5,873)

Basic and diluted net loss per share	$(0.31)	$(0.25)

Basic and diluted weighted average common shares outstanding	25,290,717	23,626,960

Supplemental Information
Stock-based charges — Components:
Research and development	$826	$902
General and administrative	460	486

Total stock based charges	$1,286	$1,388

Summary Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2007	2006
Cash, cash equivalents and marketable securities	$45,534	$50,697
Accounts Receivable, net	124	1,150
Other current assets	485	440

Total current assets	46,143	52,287
Property and equipment, net and other assets	857	830

Total assets	$47,000	$53,117

Total liabilities	$7,357	$7,268
Minority Interest	20	20
Stockholders’ equity	39,623	45,829

Total liabilities and stockholders’ equity	$47,000	$53,117